Exhibit 4.17

NEITHER THIS SECURITY NOR THE SECURITIES AS TO WHICH THIS SECURITY MAY BE EXERCISED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

THEMAVEN, INC.

Warrant Shares: 10,994,922

Date of Issuance: June 14, 2019 (“Issuance Date”)

This COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ABG-SI LLC, a Delaware limited liability company (“Licensor”), the registered holder hereof or its permitted assigns (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time or from time to time after the Issuance Date, but not after the Expiration Date (as defined below), to purchase from TheMaven, Inc., a Delaware corporation (the “Company”), up to 10,994,922 shares of Common Stock (as defined below) (the “Warrant Shares”) (as such number may be adjusted from time to time pursuant to the terms and conditions of this Warrant) at the Exercise Price (as defined below) per share then in effect. This Warrant is being issued in connection with that certain Licensing Agreement, dated as of June 14, 2019, by and between the Company and Licensor (the “Licensing Agreement”).

1. EXERCISE OF WARRANT.

(a) Vesting of Performance-Based Warrant Shares. Subject to the terms and conditions of this Warrant, sixty percent (60%) of the Warrant Shares, being 6,596,953 Warrant Shares as of the Issuance Date, shall vest and become exercisable based on the achievement of a performance-based milestone (the “Performance-Based Warrant Shares”). The vesting of the Performance-Based Warrant Shares shall be based on Company Aggregate Gross Revenues (as defined below) in calendar years 2020, 2021, 2020 or 2023 (each, an “Annual Period”). Promptly, and in any event within 30 days, following the end of each Annual Period, the Company shall deliver to the Holder a written notice stating Company Aggregate Gross Revenues for such Annual Period, together with reasonable supporting documentation (each, an “Annual Notice”). If, in any one of the Annual Periods, Company Aggregate Gross Revenues is equal to or exceeds One Hundred and Thirty-Three Million Dollars ($133,000,000), all Performance-Based Warrant Shares shall vest and become exercisable as of the date of the applicable Annual Notice. All the Performance-Based Warrant Shares that shall not have vested and become exercisable as of or prior to the delivery of the Annual Notice for calendar year 2023 shall immediately and without any further action on the part of the Company or the Holder be forfeited by the Holder as of the date of such Annual Notice.

(b) Vesting of Time-Based Warrant Shares. Subject to the terms and conditions of this Warrant, forty percent (40%) of the Warrant Shares, being 4,397,969 Warrant Shares as of the Issuance Date, shall vest and become exercisable based on the achievement of time-based milestones (the “Time-Based Warrant Shares”). The Time-Based Warrant Shares shall vest and be exercisable in twenty-four (24) equal monthly increments commencing on the first anniversary of the Issuance Date; provided, however, that if the Licensing Agreement is terminated (other than any termination of the Licensing Agreement pursuant to Section 10(b) thereof), any unvested portion of the Time-Based Warrant Shares shall immediately and without any further action on the part of the Company or the Holder be forfeited by the Holder.

(c) Acceleration of Vesting. In the event that either (i) the Licensing Agreement is terminated by Licensor pursuant to Section 10(b) thereof, or (ii) a Change of Control Transaction (as defined below) shall occur, then, in each case, all of the Warrant Shares (other than any Warrant Shares that have been forfeited pursuant to Sections 1(a) and (b) above) shall automatically be vested and become exercisable.

(d) Mandatory Exercise. If on any date prior to the Expiration Date the volume weighted average price of one share of Common Stock traded on a Principal Market (as defined below) for a twenty (20) consecutive Trading Day period (“VWAP”) equals or exceeds One Dollar and Twenty-Five Cents ($1.25) (the “Mandatory Exercise Price”), the Company shall notify the Holder and, for a period of fifteen (15) days after such date, the Company shall have the right (but not the obligation) to require the Holder to exercise all (but not less than all) of the Warrant Shares, whether vested or unvested, by providing written notice of such requirement to the Holder, and all of the Warrant Shares shall automatically be vested and become exercisable regardless of whether such Warrant Shares had previously vested (other than any Warrant Shares that have been forfeited pursuant to Sections 1(a) and (b) above), and the Holder shall exercise the Warrant Shares within ninety (90) days of receipt of written notice of such requirement from the Company.

(e) Mechanics of Exercise. Subject to the terms and conditions hereof, the rights represented by this Warrant may be exercised in whole or in part at any time or times prior to the Expiration Date for the number of Warrant Shares that are vested by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. The Holder shall not be required to deliver the original Warrant in order to effectuate an exercise hereunder. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. On or before the third Trading Day (the “Warrant Share Delivery Date”) following the date on which the Company shall have received the Exercise Notice, and upon receipt by the Company of payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of vested Warrant Shares as to which all or a portion of this Warrant is being exercised (the “Aggregate Exercise Price” and together with the Exercise Notice, the “Exercise Delivery Documents”) in cash or by wire transfer of immediately available funds (or by cashless exercise, in which case there shall be no Aggregate Exercise Price provided), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice, in the form attached hereto as Exhibit B, to the Holder and the Company’s transfer agent (the “Transfer Agent”), and, further, shall (x) if the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, to any designee of the Holder to whom the Holder is permitted to transfer this Warrant, or any agent thereof, in each case to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or such designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the vested Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than five Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

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(f) Cashless Exercise. If the Market Price (as herein defined) of one share of Common Stock is greater than the Exercise Price, then Holder may elect to receive Warrant Shares pursuant to a cashless exercise, in lieu of a cash exercise, equal to the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Warrant and a Notice of Exercise, in which event the Company shall issue to Holder a number of Common Stock computed using the following formula:

X = Y (A-B)

      A

Where	X =	the number of Warrant Shares to be issued to Holder.

	Y =	the number of Warrant Shares that the Holder elects to purchase under this Warrant (at the date of such calculation).

	A =	the Market Price (at the date of such calculation).

	B =	Exercise Price (as adjusted to the date of such calculation).

(g) No Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

2. ADJUSTMENTS. The Exercise Price, Mandatory Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Stock Dividends and Splits. If the Company, at any time on or after the date hereof while this Warrant remains outstanding, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) its then outstanding shares of Common Stock into a smaller number of shares, then in each such case each of the Exercise Price and the Mandatory Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Distribution of Assets. If the Company shall declare or make any dividend (other than in connection with a stock split, stock dividend or otherwise as contemplated in Section 2(a)) or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case each of the Exercise Price and the Mandatory Exercise Price shall be decreased, effective immediately after the record or other distribution date of such Distribution, by the amount of cash and/or fair market value (as determined in good faith by the Company’s Board of Directors after consultation with an investment banking firm of nationally recognized standing) of any securities or assets paid or distributed on each share of Common Stock in respect of such Distribution.

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(c) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price or Mandatory Exercise Price pursuant to Section 2(a) or Section 2(b), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(d) Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

3. CHANGE OF CONTROL TRANSACTIONS. If, at any time while this Warrant is outstanding, the Company effects any Change of Control Transaction (as defined below), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Change of Control Transaction, upon exercise of this Warrant, the number of shares of Common Stock or other capital stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and/or any additional consideration or alternate consideration (collectively, the “Alternate Consideration”) receivable upon or as a result of such Change of Control Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Change of Control Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Change of Control Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Change of Control Transaction, then the Holder shall, to the extent practical, be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Change of Control Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Change of Control Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration.

4. NON-CIRCUMVENTION. The Company covenants and agrees that it will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, for so long as this Warrant is outstanding, have authorized and reserved, free from preemptive rights, the number of shares of Common Stock issuable under the Warrant to provide for the exercise of the rights represented by this Warrant (without regard to any limitations on exercise).

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5. RIGHT TO FUTURE STOCK ISSUANCES. Subject to the terms and conditions of this Section 5 and applicable securities laws, if at any time while this Warrant remains outstanding the Company proposes to offer or sell any New Securities, the Company shall give as much advance notice as is practicable in the circumstances (the “Offer Notice”) to the Holder, stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, and (c) the price and terms, if any, upon which it proposes to offer such New Securities; provided that the Company shall provide an additional Offer Notice upon any material modification to the price or terms of offer or sale of such New Securities, which additional Offer Notice shall be given as promptly as is practicable following any such modifications being agreed. By notification to the Company within seven (7) days after the Offer Notice is given, or on or before the day prior to the anticipated closing date of the sale of such New Securities, as advised by the Company in writing, if such sale is anticipated to close within seven (7) days of the date the Offer Notice is given, but in any event such date shall be not less than three (3) Business Days after the Offer Notice is given (the “Offer Period”), the Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by the Holder (including all shares of Common Stock then issuable (directly or indirectly) upon full exercise of this Warrant (assuming the Warrant Shares are then fully vested) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all preferred stock and any other derivative securities then outstanding). The closing of any sale of New Securities to the Holder pursuant to this Section 5 shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of the remaining New Securities to any other Person or Persons. The Company may, during the ninety (90) day period following the expiration of the Offer Period, offer and sell the remaining portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the remaining New Securities within ninety (90) days of the date that the Offer Notice is given, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Holder in accordance with this Section 5.

6. HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights (except as set forth under Section 5), or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7. REISSUANCE.

(a) Lost, Stolen or Mutilated Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company will, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

(b) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall be of like tenor with this Warrant, and shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date.

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8. TRANSFER.

(a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 8(b), (i) this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto as Exhibit C duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer, and (ii) the Warrant Shares shall be freely transferable, in whole or in part, at any time. With respect to the Warrant, upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, or at the time of the transfer of any Warrant Shares, the transfer of this Warrant or such Warrant Shares, as applicable, shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Warrant under the Securities Act.

(c) Certificates evidencing the Warrant Shares shall not contain any legend (including the legend set forth in Section 9(a)): (i) following any sale of such Warrant Shares pursuant to Rule 144, (ii) if such Warrant Shares are eligible for sale under Rule 144, after a one year aggregate holding period commencing on the date hereof has passed, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent or the Holder if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by the Holder, respectively. If all or any portion of the Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares and such resale is to be made, or if such Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Warrant Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that following such time as such legend is no longer required under this Section 8(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing Warrant Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 8. Certificates for Warrant Shares subject to legend removal hereunder shall be transmitted where possible by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with DTC as directed by the Holder. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s Principal Market as in effect on the date of delivery of a certificate representing Warrant Shares, as applicable, issued with a restrictive legend.

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9. COMPLIANCE WITH THE SECURITIES ACT.

(a) Agreement to Comply with the Securities Act; Legends. Subject to Section 8(c), the Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 9 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. Subject to Section 8(c), this Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form (in addition to any legends required by any stockholders’ agreement, proxy or applicable law):

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL OR (III) SUCH SECURITIES ARE SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i) The original Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

10. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In connection with the issuance of the Warrant, the Company represents, as of the date hereof, to the Holder as follows:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

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(b) The Company has the requisite power and authority to enter into and deliver this Warrant, perform its obligations herein, and consummate the transactions contemplated hereby. The Company has taken all necessary corporate action to authorize this Warrant. The Company has duly executed and delivered this Warrant, and this Warrant is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(c) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.01 (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 (“Preferred Stock”). Schedule A lists all of the issued and outstanding Common Stock and Preferred Stock as of the date hereof. All outstanding shares of Common Stock and Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set in Schedule A, as of the date of this Warrant, there are no shares of Common Stock reserved for issuance. Except as set in Schedule A, the Company does not have any Rights outstanding with respect to Common Stock, and the Company does not have any commitment to authorize, make grants in respect of, issue or sell any Common Stock or Rights, except as required by this Warrant. As of the date of this Warrant, the Company has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the Commission, any shares of Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its stockholders may vote are issued and outstanding.

(d) Neither the Company’s execution of this Warrant nor the consummation of the transactions contemplated by this Warrant will (i) violate any provision of the Company’s certificate of incorporation or bylaws; (ii) violate any agreement to which the Company is a party; (iii) require any authorization, consent or approval of, exemption, or other action by, or notice to, any party; or (iv) violate any law or order to which the Company is subject.

(e) There is no claim, litigation, investigation, arbitration, or other proceeding against the Company outstanding or, to the knowledge of the Company, threatened, which, if adversely determined, could reasonably be expected to have a material and adverse effect on the ability of the Company to perform its obligations under this Warrant.

11. NOTICES. The Company will give notice to the Holder promptly upon each adjustment of the Exercise Price and the number of Warrant Shares and upon a Change of Control Transaction. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below:

If to the Company:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, WA 98101

Attention: Legal Department

Email: legal@maven.io

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With a copy to (which shall not constitute notice hereunder):

Hand Baldachin & Associates LLP

8 West 40th Street, 12th Floor

New York, NY 10018

Attention: Alan Baldachin

E-mail: abaldachin@hballp.com

If to a Holder, to its address, facsimile number or e-mail address set forth herein or on the books and records of the Company.

12. AMENDMENT AND WAIVER. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

14. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Warrant shall be brought only in the state courts or in the federal courts located in the State of New York, County of New York. The parties to this Warrant hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. EACH OF THE HOLDER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Warrant or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Warrant by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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15. DISPUTE RESOLUTION. If the Holder disputes the determination of Company Aggregate Gross Revenues, the Holder shall submit the disputed determination via facsimile within ten (10) Business Days after receipt of the Annual Notice giving rise to such dispute to the Company. From and after receipt of such Annual Notice until the resolution of any dispute pursuant to the terms of this Section 15, the Company shall provide to the Holder and its agents and representatives reasonable access during normal business hours to the books and records of the Company and its Affiliates relating to the calculation of Company Aggregate Gross Revenues. If the Holder and the Company are unable to agree upon such determination (as the case may be) of Company Aggregate Gross Revenues within ten (10) Business Days of such disputed determination being submitted to the Company or the Holder (as the case may be), then the Company and the Holder shall jointly, within two (2) Business Days, submit via facsimile the disputed determination of Company Aggregate Gross Revenues to an independent, reputable, national investment bank reasonably agreed by the Company and the Holder. The Company and the Holder shall cause the investment bank to perform the determinations and notify the Company and the Holder of the results as soon as reasonably practicable. Such investment bank’s determination shall be binding upon all parties, absent demonstrable error. The fees and expenses of the investment bank shall be borne by the Company unless the number in question, as finally determined by such investment bank, is within three percent (3%) of the Company’s originally proposed number, in which case such fees and expenses shall be borne by the Holder.

16. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “ABG” means ABG Intermediate Holdings 2 LLC.

(b) “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(c) “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed.

(d) “Change of Control Transaction” means the occurrence of (i) an acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Company entitling that person to fifty percent (50%) or more of the total voting power of all capital stock of the Company; (ii) the consolidation or merger of the Company with or into any other person, any merger of another person into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the Company’s properties, business or assets, other than (in the case of this clause (ii) only) (1) any transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding capital stock of the Company, and (y) pursuant to which holders of the Company’s capital stock immediately prior to such transaction have the right to exercise, directly or indirectly, fifty percent (50%) or more of the total voting power of all ownership interests or capital stock of the continuing or surviving Person immediately after such transaction, or (2) any merger solely for the purpose of changing the Company’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding capital stock into ownership interests or capital stock of the surviving entity; or (iii) a replacement at one time or within a one year period of more than one-half of the members of the Company’s Board of Directors which is not approved by a majority of those individuals who are members of the Company’s Board of Directors on the Issuance Date (or by those individuals who are serving as members of the Company’s Board of Directors on any date whose nomination to the Company’s Board of Directors was approved by a majority of the members of the Company’s Board of Directors who are members on the Issuance Date); provided that a change in the Company’s Board of Directors that is in connection with an uplisting to a national market or exchange will not be considered a Change of Control Transaction hereunder.

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(e) “Common Stock” means the Company’s common stock, and any other class of securities into which such securities may hereafter be reclassified or changed.

(f) “Company Aggregate Gross Revenues” means the aggregate gross revenues (calculated in accordance with GAAP) recognized by the Company pursuant to the Licensing Agreement and any other Contract pursuant to which the Company receives the right to use any other intellectual property of ABG or its controlled Affiliates or pursuant to which the Company provides services to ABG or ABG’s licensees.

(g) “Contract” means any contract, obligation, understanding, undertaking, arrangement, commitment, lease, license, purchase order, bid, promise or other agreement, in each case, whether written or oral.

(h) “Exercise Price” means Eighty-Four Cents ($0.84), as it may be adjusted under the terms of this Warrant.

(i) “Expiration Date” means the ten-year anniversary of the Issuance Date.

(j) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

(k) “Market Price” means the highest traded price of the Common Stock during the ten Trading Days prior to the date of the respective Exercise Notice.

(l) “New Securities” means any shares of capital stock of the Company, including Common Stock and any class or series of the Preferred Stock, whether or not now authorized, and rights, options or warrants to purchase such shares of Common Stock or Preferred Stock and securities of any type whatsoever that are, or may by their terms become, convertible into such shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, “New Securities” shall not include the following: (i) securities issued pursuant to options, warrants or other rights to acquire securities of the Company outstanding as of the date hereof as set forth in Schedule A, (ii) shares of Common Stock, or options or other rights to purchase Common Stock, issued or granted to employees, officers, directors and consultants of the Company pursuant to any one or more employee stock plans or agreements approved by a majority of the Company’s Board of Directors, (iii) securities issued pursuant to a registration statement filed by the Company under the Securities Act in which Preferred Stock that is excluded from the definition of “New Securities” is converted into Common Stock, (iv) securities issued by the Company as consideration for the acquisition of another corporation or other entity by the Company by merger, purchase of all or substantially all of the capital stock or assets, or other reorganization approved by a majority of the Board of Directors, (v) securities issued by the Company pursuant to a strategic partnership, joint venture or other similar arrangement approved by a majority of the Board of Directors where the primary purpose of the arrangement is not to raise capital, and (vi) securities issued or issuable to financial institutions or lessors in connection with bona fide real estate leases, commercial credit arrangements, equipment financings or similar transactions approved by a majority of the Board of Directors, including, but not limited to, equipment leases or bank lines of credit.

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(m) “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity.

(n) “Principal Market” means the primary national securities exchange or marketplace (including the over-the-counter markets) on which the Common Stock is then traded.

(o) “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

(p) “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

(q) “Trading Day” means (i) any day on which the Common Stock is listed or quoted and traded on its Principal Market, (ii) if the Common Stock is not then listed or quoted and traded on any national securities exchange, then a day on which trading occurs on any over-the-counter markets, or (iii) if trading does not occur on the over-the-counter markets, any Business Day.

* * * * * * *

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Issuance Date set forth above.

THEMAVEN, INC.

By:	/s/ Douglas B. Smith
Name:	Douglas B. Smith
Title:	Chief Financial Officer

EXHIBIT A

EXERCISE NOTICE

(To be executed by the registered holder to exercise this Common Stock Purchase Warrant)

The Undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of TheMaven, Inc., a Delaware corporation (the “Company”), evidenced by the attached copy of the Common Stock Purchase Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):

[ ]	a cash exercise with respect to _________________ Warrant Shares; or

[ ]	by cashless exercise pursuant to the Warrant.

2.	Payment of Exercise Price. If cash exercise is selected above, the holder shall pay the applicable Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.	Delivery of Warrant Shares. The Company shall deliver to the holder __________________ Warrant Shares in accordance with the terms of the Warrant.

Date:  __________________

(Print Name of Registered Holder)

By:
Name:
Title:

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EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs ______________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _________, 20__, from the Company and acknowledged and agreed to by _______________.

Dated: _________________

THEMAVEN, INC.

Name:
Title:

EXHIBIT C

ASSIGNMENT OF WARRANT

(To be signed only upon authorized transfer of the Warrant)

For Value Received, the undersigned hereby sells, assigns, and transfers unto ____________________ the right to purchase _______________ shares of common stock of TheMaven, Inc., to which the within Common Stock Purchase Warrant relates and appoints ____________________, as attorney-in-fact, to transfer said right on the books of TheMaven, Inc. with full power of substitution and re-substitution in the premises. By accepting such transfer, the transferee has agreed to be bound in all respects by the terms and conditions of the within Warrant.

Dated: _________________

(Signature) *

(Name)

(Address)

(Social Security or Tax Identification No.)

* The signature on this Assignment of Warrant must correspond to the name as written upon the face of the Common Stock Purchase Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, please indicate your position(s) and title(s) with such entity.